EXHIBIT 4.8

SUBLICENSE AGREEMENT

This SUBLICENSE AGREEMENT (this “Agreement”) by and between MacroMarkets LLC ("MM"), a Delaware limited liability company, its affiliate, MacroShares Housing Depositor, LLC ("MHD"), MacroShares Major Metro Housing Up Trust (the "Up Trust") and MacroShares Major Metro Housing Down Trust (the "Down Trust" and, together with MHD and the Up Trust, the "Sublicensees"), is entered into as of this twenty-ninth day of June, 2009 ("the Commencement Date").

WHEREAS, Standard & Poor’s Corporation ("S&P") has been granted rights in and to certain indices (the "S&P/CS Indices"), based on residential housing prices that are compiled, calculated and maintained by Fiserv Fulfillment Services, Inc. ("Fiserv"), pursuant to a license agreement with Fiserv (the “S&P/Fiserv Agreement”); and

WHEREAS, S&P has been granted rights in and to certain trade names and trademarks used in commerce and owned by Fiserv pursuant to the S&P/Fiserv Agreement, for use in connection with the S&P/CS Indices (including for the co-branding thereof), and S&P owns and has rights in and to certain related trade names and trademarks  (the "S&P Proprietary Marks," and together with certain Fiserv Marks, the "S&P Marks"), which trade names and trademarks are used by S&P in connection with the S&P/CS Indices (including for the co-branding thereof); and

WHEREAS, MM has entered into a License Agreement with S&P (the "MM/S&P Agreement") governing its use of the S&P/CS Indices in connection with certain products that certain MM affiliates intend to issue from time to time; and

WHEREAS, Sublicensees wish to use the S&P Marks in connection with the branding, marketing and promotion of, and in connection with making disclosure under applicable law, rules and regulations about, the MacroShares Major Metro Housing Up Shares and the MacroShares Major Metro Housing Down Shares (collectively, the "Major Metro 10 MacroShares") to be issued by, respectively, the Up Trust and the Down Trust; and

WHEREAS, Sublicensees wish to obtain, and MM wishes to grant, a sublicense to use the S&P/CS Indices and the S&P Marks in connection with the Major Metro 10 MacroShares pursuant to the terms and conditions set forth in the MM/S&P Agreement; and

NOW, THEREFORE, the parties hereto agree as follows:

Grant of Sublicense.

(1)

Subject to the terms and conditions of the MM/S&P Agreement, MM hereby grants to Sublicensees a non-exclusive, non-transferable license (the "Sublicense") to: (i) use the S&P/CS Indices to create, develop, sponsor, promote and/or manage the Major Metro 10 MacroShares, the value of which is determined wholly or at least in part by reference to the value of one or more S&P/CS Indices; and (ii) use and refer to the S&P Marks in connection with the branding, marketing and promotion of the Major Metro 10 MacroShares, and in connection with making disclosure about the Major Metro 10 MacroShares as may be required by applicable law, rules, regulations or provisions of this Agreement, but, in each case, only to the extent necessary to indicate the source of the S&P/CS Indices.  It is expressly agreed and understood by Sublicensees that no rights to use the S&P/CS Indices or the S&P Marks are granted hereunder other than those specifically described and expressly granted in the MM/S&P Agreement.

(2)

Sublicensees may use the S&P/CS Indices as a component of the Major Metro 10 MacroShares, and use and refer to the S&P Marks in connection with the marketing and promotion of the Major Metro 10 MacroShares, all in accordance with the MM/S&P Agreement.  Sublicensees hereby agree to be bound by, and shall comply with, the terms and conditions of the MM/S&P Agreement.  MM shall be primarily responsible and liable for any failure of any Sublicensee to comply with the terms and conditions of the MM/S&P Agreement (other than license fee payment obligations) to the same extent as if MM itself had failed to comply.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Commencement Date.

MACROMARKETS LLC	MACROSHARES HOUSING DEPOSITOR, LLC
(Sublicensee)

Samuel Masucci, III	Samuel Masucci, III
(Print Name)	(Print Name)

Chief Executive Officer	President
(Title)	(Title)

/s/ Samuel Masucci, III	/s/ Samuel Masucci, III
(signature)	(signature)

MACROSHARES MAJOR METRO HOUSING UP TRUST	MACROSHARES MAJOR METRO HOUSING DOWN TRUST
(Sublicensee)	(Sublicensee)
STATE STREET BANK AND TRUST COMPANY, N.A., not in its individual capacity but solely as trustee	STATE STREET BANK AND TRUST COMPANY, N.A., not in its individual capacity but solely as trustee

James Newland	James Newland
(Print Name)	(Print Name)

Vice President	Vice President
(Title)	(Title)

/s/ James Newland	/s/ James Newland
(signature)	(signature)